                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 TransPro, Inc.

                  (Originally incorporated on July 28, 1995)

            FIRST. The name of the corporation is TransPro, Inc.

            SECOND. The address of its registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Service Company.

            THIRD. The nature of the business or purposes to be conducted or promoted is:

                  To carry on and conduct any and every kind of manufacturing, distribution and service business; to manufacture, process, fabricate, rebuild, service, purchase or otherwise acquire, to design, invent or develop, to import or export, and to distribute, lease, sell, assign or otherwise dispose of and generally deal in and with raw materials, products, goods, wares, merchandise and real and personal property of every kind and character; and to provide services of every kind and character.

                  To conduct any lawful business, to exercise any lawful purpose and power, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  In general, to possess and exercise all the powers and
            privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

            FOURTH. The total number of shares of stock which the corporation shall have authority to issue is twenty million (20,000,000), of which two million five hundred thousand (2,500,000) shares shall be Preferred Stock, par value $.01 per share, and seventeen million five hundred thousand (17,500,000) shares shall be Common Stock of the par value of $.01 per share. The Preferred Stock shall be issued from time to time in one or more series with such distinctive serial designations and (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (f) shall have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall here-after be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adapted by the board of directors pursuant to authority so to do which is hereby vested in the board.

            FIFTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

                  To make, alter or repeal the by-laws of the corporation.

                  To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

                  To set apart out of any of the funds of the corporation
            available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                  By a resolution of a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

                  When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

            SIXTH. The number of directors of the corporation shall be such as from time to time shall be fixed by or in the manner provided in the by-laws, which shall not be less than three.

            SEVENTH. The corporation shall indemnify each director, officer, employee or agent of the corporation and each person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article.

            EIGHTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the

Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

            NINTH. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

            TENTH. Subject to any rights granted to the holders of any class or series of Preferred Stock, any corporate action upon which a vote of stockholders is required or permitted to be taken must be effected at a duly called annual or special meeting of the stockholders of the corporation and may not be effected by any consent in writing of such stockholders.

            ELEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

            TWELFTH. To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the corporation shall be personally liable to the corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the corporation. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

            IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of the Certificate of Incorporation of this

Corporation and which has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 19th day of September, 1995.

                                          TRANSPRO, INC.

                                          /s/
                                          ---------------------------
                                          McDara P. Folan, III
                                          Vice President and Secretary

                           CERTIFICATE OF DESIGNATIONS

                                       of

                 Series A Junior Participating Preferred Stock

                                       of

                                 TRANSPRO, INC.

                         (Pursuant to Section  151 of the
                General Corporation Law of the State of Delaware)

            TRANSPRO, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on September 14, 1995:

            RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors") in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares and fixes the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Incorporation, as follows:

            Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

            Section 2. Dividends and Distributions. (a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $0.01 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time (A) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (B) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of dividends in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the amount to which holders of shares of Series A Preferred Stock would otherwise be entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

            (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the

Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of the first issuance of a share of Series A Preferred Stock, or (ii) the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 calendar days prior to the date fixed for the payment thereof.

            Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

            (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (ii) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of dividends in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the number of votes per share to which holders of shares of Series A Preferred Stock would otherwise be entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (b) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

            (c) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

            4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                     (i) declare or pay dividends, or make any other
            distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                    (ii) declare or pay dividends, or make any other
            distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                   (iii) redeem or purchase or otherwise acquire for
            consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                    (iv) redeem or purchase or otherwise acquire for
            consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

            Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate or Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

            Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (ii) effect a subdivision, combination or consolidation of the shares of Common Stock (by reclassification or otherwise than by payment of dividends in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the aggregate amount to which each holder of shares of Series A Preferred Stock would otherwise be entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time (a) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (b) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of dividends in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            Section 8. Redemption. The shares of Series A Preferred Stock shall not be redeemable.

            Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

            Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single series.

            IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer, this 19th day of September, 1995.


                                    TRANSPRO, INC.

                                    /s/ McDara P. Folan, III
                                    --------------------------------
                                    McDara P. Folan, III
                                    Vice President and Secretary

                    CERTIFICATE OF CHANGE OF REGISTERED AGENT

                                       AND

                                REGISTERED OFFICE

            TransPro, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

            The present registered agent of the corporation is Corporation Service Company and the present registered office of the corporation is in the county of New Castle.

            The Board of Directors of TransPro, Inc. adopted the following resolution on the 12th day of September, 1996:

      "RESOLVED, that the registered office of TransPro, Inc. in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office set forth above."

      IN WITNESS WHEREOF, TransPro, Inc. has caused this statement to be signed by Henry P. McHale, its President and Chief Executive Officer, this 12th day of September, 1996.

                                    TRANSPRO, INC.

                                    By:     /s/ Henry P. McHale
                                       -------------------------------------
                                       Henry P. McHale
                                       President and Chief Executive Officer

                           CERTIFICATE OF DESIGNATION

                                  OF SHARES OF

                          PREFERRED STOCK DESIGNATED AS

                SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                                 TRANSPRO, INC.

                      -----------------------------------

                         Pursuant to Section  151 of the
               General Corporation Law of the State of Delaware

                      -----------------------------------


      The undersigned DOES HEREBY CERTIFY that the resolution attached hereto as Exhibit A was duly adopted by the Board of Directors of TransPro, Inc., a Delaware corporation (hereinafter called the "Corporation"), the Certificate of Incorporation of which was filed on July 28, 1995, at a meeting of the Board of Directors of the Corporation duly called and held on June 18, 1998, at which meeting a quorum was present and acting throughout.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Vice President, John C. Martin III, this 31st day of July, 1998.

                                          /s/ John C. Martin, III
                                          -------------------------------------
                                          John C. Martin III, Vice President


[Corporation Seal]

                                    EXHIBIT A

      RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of the Certificate of Incorporation of the Corporation, there is hereby created, out of the 2,500,000 shares of preferred stock of the Corporation authorized in Article Fourth of its Certificate of Incorporation, a series of preferred stock of the Corporation consisting of 30,000 shares, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions:

      1. DESIGNATION; NUMBER OF SHARES; PAR VALUE. The designation of said series of preferred stock shall be Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock shall be 30,000. The shares of Series B Preferred Stock shall be issued as full shares and shall have a par value of $0.01 per share.

      2. DIVIDENDS. Each outstanding share of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the applicable Dividend Rate (as defined below) payable in cash on July 1, 1998 for the period beginning with the date of original issuance and ending on June 30, 1998, and thereafter quarterly on the first day of October, January, April and July in each year (the "Dividend Payment Date") with respect to the quarterly period ending on the last day of September, December, April or June next preceding such Dividend Payment Date. Dividends payable on the Series B Preferred Stock shall be computed on the basis of a 365-day year. As used herein, the "Dividend Rate" shall mean:

            (a) for the period beginning on the date of original issuance of the Series B Preferred Stock (the "Original Issuance Date") and ending on the first anniversary of the Original Issuance Date, two percent (2%) per annum of the Liquidation Preference (as hereinafter defined) of such Series B Preferred Stock as in effect from time to time during such period;

            (b) for the period beginning on the first anniversary of the Original Issuance Date and ending on the second anniversary of the Original Issuance Date, three and one-half percent (3.5%) per annum of the Liquidation Preference of such Series B Preferred Stock as in effect from time to time during such period; and

            (c) for the period beginning on the second anniversary of the Original Issuance Date and thereafter until the Series B Preferred Stock has been redeemed or converted, five percent (5%) per annum of the Liquidation Preference of such Series B Preferred Stock as in effect from time to time during such period.

Dividends on the Series B Preferred Stock shall not be declared or paid if prohibited under the terms of any bond, financing, credit or other agreement entered into by the Corporation. Any dividend on the Series B Preferred Stock which is not paid within thirty (30) days of the relevant Dividend Payment Date shall bear interest at the rate of five percent (5%) per annum from such Dividend Payment Date until paid or until such Series B Preferred Stock is converted or redeemed.

      3.    CONVERSION RIGHTS.

            (a) Subject to Paragraph 3(b), each share of the Series B Preferred Stock shall be convertible at the option of the holder thereof into fully paid and nonassessable shares of common stock of the Corporation, par value $.01 per share (the "Common Stock"), in accordance with the following schedule:

                  (i) one-half of each share of Series B Preferred Stock originally issued shall be convertible beginning on the third anniversary of the Original Issuance Date;

                  (ii) an additional one-quarter of each share of Series B Preferred Stock originally issued shall be convertible beginning on the fourth anniversary of the Original Issuance Date; and

                  (iii) all the shares of Series B Preferred Stock shall be
                        convertible beginning on the fifth anniversary of the Original Issuance Date.

      The determination of the portion of each share of Series B Preferred Stock which has become convertible shall be made with reference to the shares of Series B Preferred Stock originally issued. For example, if a certificate for 1,000 shares of Series B Preferred Stock were originally issued and on the third anniversary of the Original Issuance Date one-half of each of such shares were converted, the remaining shares would not become convertible until the fourth anniversary of the Original Issuance Date, at which time one-half of such shares would become convertible, and the balance of such shares would become convertible on the fifth anniversary of the Original Issuance Date. The portion of the shares of Series B Preferred Stock which has become convertible and has not been converted is referred to herein as the "Eligible Preferred Stock."

            (b) The number of shares of Common Stock into which the Eligible Preferred Stock shall be convertible pursuant to Paragraph 3(a) shall be calculated at the time of conversion (the "Conversion Rate") and shall be equal to the aggregate Liquidation Preference on the date of conversion for all shares of Eligible Preferred Stock to be converted plus all unpaid accrued dividends on such shares other than (i) Excepted Dividends (as defined below), and (ii) any interest accrued on such unpaid accrued dividends, divided by the Current Market Value (as defined below) of one share of Common Stock (the "Conversion Rate Calculation"); provided, however, that unless waived by the Corporation, the aggregate number of shares of Common Stock which may be issued upon conversion of all Eligible Preferred Stock may not exceed seven percent (7%) of the total number of shares of Common Stock outstanding after giving effect to such conversion (the "Conversion Cap"). As used herein, "Excepted Dividend" shall mean a dividend on the Common Stock which has been declared and the record date for which is a date which falls prior to the Conversion Time (as hereinafter defined) but the Dividend Payment Date for which is a date which falls after the Conversion Time. As used herein, "Current Market Value" shall mean the average of the daily closing prices of a share of Common Stock, ex dividend, reported as "New York Stock Exchange Composite Transactions" by The Wall Street Journal (Midwest Edition) during the twenty (20) consecutive trading days ending on the third trading day prior to the Conversion Time.

            (c) Each conversion of Eligible Preferred Stock shall be effected by the surrender of the certificate or certificates for the Series B Preferred Stock which includes the Eligible Preferred Stock to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series B Preferred Stock) at any time during its usual business hours together with written notice by the holder of such Eligible Preferred Stock stating that such holder desires to convert a stated number of the shares of Eligible Preferred Stock, represented by such certificate or certificates, which notice shall also specify the name or names (with addresses) and denomination in which the certificate or certificates for Common Stock shall be issued and shall include instructions for delivery thereof. Such conversion shall be deemed to have been effected as of 5:00 p.m. eastern standard time on the business day on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time (the "Conversion Time"), the rights of the holder of such Eligible Preferred Stock (or specified portion thereof), as such holder, shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. For purposes of the preceding sentence, certificates surrendered to and notices received by the Corporation after 5:00 p.m. eastern standard time or on a day other than a business day shall be deemed to have been surrendered or received on the next succeeding business day. For purposes of this Paragraph, "business day" shall mean any day on which banks located in New York, New York are open for business.

            Notwithstanding the foregoing, the Corporation shall not be required to convert any shares of Eligible Preferred Stock while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Eligible Preferred Stock for conversion during any period while such books are so closed shall occur immediately upon reopening of such books. Notwithstanding the foregoing, the Conversion Time and Conversion Rate shall be determined without regard to the closing of the transfer books.

            (d) As soon as possible after the Conversion Time (and in no event more than 15 days after the Conversion Time), the Corporation shall deliver to the converting holder, or, with respect to the certificate(s) specified in (i) below, as specified by such converting holder:

                  (i) a certificate or certificates representing the number of full shares of Common Stock issuable by reason of such conversion registered in such name or names and such denomination or denominations as the converting holder shall have specified;

                  (ii) the amount payable under Paragraph 3(e) hereof in lieu of any fractional share of Common Stock otherwise issuable by reason of such conversion; and

                  (iii) a certificate representing the aggregate number of
            shares of Series B Preferred Stock, if any, that shall have been represented by the certificate or certificates that shall have been delivered to the Corporation in connection with such conversion but that shall not have been converted.

            (e) If any fractional interest in a share of Common Stock would, except for the provisions of this Paragraph 3(e), be deliverable upon any conversion, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount equal to the Current Market Value of such fractional interest as of the Conversion Time. The determination of whether a fractional interest exists shall be made based on the aggregate number of shares of Common Stock to be issued to a single holder pursuant to conversions having the same Conversion Time.

            (f) If, during the twenty (20) consecutive trading day period used to calculate the Conversion Rate, the Corporation shall (i) pay a dividend on its Common Stock in shares of its Common Stock or effect a stock split of its Common Stock, or (ii) subdivide its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate Calculation shall be proportionately adjusted to account for the effect of such corporate action on the per share trading value of the Common Stock. Such adjustment shall be made successively whenever any event listed above shall occur.

            (g) Upon any conversion of shares of Series B Preferred Stock, the shares so converted shall have the status of authorized and unissued shares of Preferred Stock, unclassified as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the conversion of shares of Series B Preferred Stock. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock or stock held as treasury stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Eligible Preferred Stock from time to time outstanding, subject to the Conversion Cap set forth in Paragraph 3(b) hereof. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of its Common Stock if at any time the number of shares of its Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding Eligible Preferred Stock.

            (h) The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the Series B Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

      4.    REDEMPTION.

            (a) TIMING AND PRICE. The Series B Preferred Stock may be redeemed in whole or in part by the Corporation, at its option, at any time and from time to time after the fifth anniversary of the Original Issuance Date, at a redemption price, payable in cash, equal to the Liquidation Preference thereof as of the date fixed for redemption, plus all unpaid accrued dividends thereon and any interest accrued on such dividends (the "Redemption Price").

            (b) NOTICE. If, pursuant to Paragraph 4(a) hereof, the Corporation shall determine to redeem any shares of Series B Preferred Stock, notice thereof (a "Redemption Notice") shall be sent at least ninety (90) days prior to the date fixed for redemption (the "Redemption Date") to each holder of record by registered or certified mail, postage prepaid, addressed to such holder at such holder's address appearing on the books of the Corporation. Each Redemption Notice shall (i) state that the Corporation has elected to redeem such shares, (ii) state the Redemption Date, and (iii) call upon such holder to surrender to the Corporation on or after the Redemption Date, at the place designated in such notice, the certificate or certificates representing at least the number of shares to be redeemed in accordance with such notice. During such 90-day period, the rights of a holder of Series B Preferred Stock under Paragraph 3 shall not be affected.

            If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares shall be redeemed pro rata (in accordance with the number of shares of Series B Preferred Stock then owned by each holder), and the Corporation shall issue and deliver to each holder a new certificate of the same series in the amount of the unredeemed shares owned by such holder, which new certificate shall evidence and represent the unredeemed portion of the shares evidenced by the certificate so surrendered, and shall entitle the holder thereof to the rights of the shares of Series B Preferred Stock represented thereby, to the same extent as if the certificate theretofore covering such unredeemed shares had not been surrendered for partial redemption.

            (c) SURRENDER OF CERTIFICATES. In order for a holder of Series B Preferred Stock to receive the Redemption Price for the shares of Series B Preferred Stock to be redeemed, such holder shall present and surrender the certificate or certificates for such shares to the Corporation. The Redemption Price of such shares shall be paid to, or to the order of, the person whose name appears on such certificate or certificates as the owner thereof on the later to occur of (i) the Redemption Date, or (ii) the date on which such certificate or certificates are surrendered to the

      Corporation.

            (d) EFFECT OF REDEMPTION. From and after the Redemption Date, unless the Corporation shall have defaulted in the payment of the Redemption Price, all dividends on the Series B Preferred Stock designated for redemption shall cease to accrue, and all rights of the holders thereof as holders of Series B Preferred Stock designated for redemption (except the right to receive the Redemption Price), shall cease and terminate. Any shares of Series B Preferred Stock redeemed by the Corporation shall have the status of authorized and unissued shares of Preferred Stock, unclassified as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the redemption of shares of Series B Preferred Stock.

            (e) TRANSFER BOOKS. In order to facilitate the redemption of any shares of Series B Preferred Stock, the Board of Directors of the Corporation is authorized to cause the transfer books for the Series B Preferred Stock to be closed as to the shares to be redeemed.

      5. LIQUIDATION OR DISSOLUTION. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive an amount equal to the Liquidation Preference (as hereinafter defined) for each share of Series B Preferred Stock, plus any accrued but unpaid dividends thereon to the date of final distribution, before any payment shall be made on the Common Stock or on any other class of stock ranking junior to the Series B Preferred Stock with respect to distributions upon liquidation or winding up of the Corporation. As used herein, "Liquidation Preference" means $100.00 per share of Series B Preferred Stock; provided, however, that if, pursuant to Section 2.1 of that certain Agreement and Plan of Merger dated as of July 23, 1998 among the Corporation, EI Acquisition Corp., EVAP, Inc., and Paul S. Wilhide (the "Merger Agreement"), the holders of Series B Preferred Stock are entitled to an Earn-Out Amount (as defined in the Merger Agreement), then the amount of the Liquidation Preference for each share of Series B Preferred Stock shall be increased, effective as of April 1 of the year following the calendar year for which such Earn-Out Amount was earned (the "Effective Date"), by an amount equal to (a) that portion of the Earn-Out Amount to be paid through an increase in the liquidation preference of the Series B Preferred Stock, divided by (b) the number of shares of Series B Preferred Stock issued and outstanding on the relevant Effective Date. In the event the assets of the Corporation available for distribution to the holders of the Series B Preferred Stock upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Paragraph 5, each such holder shall be entitled to receive a proportionate share of such assets on account of the Series B Preferred Stock, ratably, in proportion to the full distributable amounts to which holders of Series B Preferred Stock are respectively entitled upon such dissolution, liquidation or winding up. After the payment to the holders of shares of Series B Preferred Stock of the full preferential amounts provided for in this Paragraph 5, the holders of Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation, if any.

      Whenever the amount of the Liquidation Preference for each share of Series B Preferred Stock shall be increased in accordance with the preceding paragraph, the Corporation shall forthwith (i) file with the transfer agent for the Series B Preferred Stock a statement describing the increase in the Liquidation Preference, including the calculation used to determine the amount of such increase, and (ii) cause a copy of such statement to be mailed to the holders of record of the Series B Preferred Stock.

      6. TRANSFERABILITY. None of the shares of Series B Preferred Stock shall be subject to sale, transfer, conveyance, assignment, pledge or other alienation by the holder thereof other than (i) a transfer made in connection with a conversion or redemption under Paragraph 3 or 4 or (ii) a transfer occurring by operation of law upon the death of the holder thereof, provided that such transfer is not to a competitor of the Corporation.

      7. VOTING RIGHTS. Except as otherwise required by the Delaware General Corporation Law, the holders of Series B Preferred Stock shall have no right to vote.


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